Exhibit 99.1

FOR IMMEDIATE RELEASE

SACHEM CAPITAL CORP. ANNOUNCES ADDITIONAL $4.5 MILLION GROSS

PROCEEDS FROM EXERCISE OF OVER-ALLOTMENT OPTION IN CONNECTION

WITH PUBLIC OFFERING OF 6.875% NOTES DUE 2024

Branford, Connecticut, November 20, 2019 -- Sachem Capital Corp. (NYSE American: SACH) today announced that it sold an additional $4.5 million original principal amount of its 6.875% unsecured unsubordinated notes due December 30, 2024 (“Notes”) (NYSE American: SACC), pursuant to the exercise of the underwriters’ over-allotment option, resulting in additional net proceeds to the company of approximately $4.3 million. Overall, Sachem sold 1,380,000 Notes for aggregate gross proceeds of $34.5 million and net proceeds, after paying underwriting discounts and commissions and other deal related expenses, of approximately $32.9 million.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS), and Janney Montgomery Scott LLC acted as joint book-running managers for the offering. National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (NASDAQ: NHLD) acted as the lead manager for the offering.

About Sachem Capital Corp.

Sachem Capital Corp. specializes in originating, underwriting, funding, servicing and managing a portfolio of mortgage loans secured by first mortgage liens on real property (referred to in the industry as “hard money” loans). Its customers include real estate investors and developers who use the proceeds of the loans to fund their acquisition, renovation, development, rehabilitation and/or improvement of properties located primarily in Connecticut. The properties securing Sachem Capital Corp.’s loans are generally classified as residential or commercial real estate and, typically, are held for resale or investment. Sachem Capital Corp. does not lend to owner occupants. Sachem Capital Corp.’s primary underwriting criteria is a conservative loan to value ratio. Sachem Capital Corp. has elected to be taxed and operates as a real estate investment trust (REIT) for federal income tax purposes.

Forward Looking Statements

Statements included herein may contain “forward-looking statements”. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties, which change over time. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including those described from time to time in filings by Sachem Capital Corp. with the Securities and Exchange Commission. Except as required by law, Sachem Capital Corp. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Investor & Media Contact:

Crescendo Communications, LLC

Email: sach@crescendo-ir.com

Tel: (212) 671-1021

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